Bonds.com Group, Inc. 8-K
Exhibit 10.13

TERMINATION AND RELEASE

This TERMINATION AND RELEASE (this “Agreement”), dated as of October 19, 2010, is entered into between Bonds.com Group, Inc., a Delaware corporation (the “Company”), Mark G. Hollo (“Hollo”), The Fund LLC (the “Fund”) and Black-II Trust (“Black-II” and, collectively with Hollo and the Fund, the “Hollo Parties”).

Background

The Company and the Fund are parties to a letter agreement dated December 28, 2009 entitled Financial Advisory Agreement (the “Financial Advisory Agreement”).

A.           The Company and Radnor Research and Trading Company LLC (“Radnor”) are parties to a Restated Revenue Sharing Agreement, dated November 13, 2009, pursuant to which, among other things, the Company has agreed to pay certain amounts to Radnor (the “Revenue Sharing Agreement”).  Hollo and Radnor are parties to a Independent Contractor Agreement, dated January 28, 2010, pursuant to which, among other things, Radnor has agreed to pay a portion of the amounts it receives under the Revenue Sharing Agreement to Hollo subject to certain conditions (the “Independent Contractor Agreement”).  Additionally, the Independent Contractor Agreement provides that Radnor shall not terminate, amend or otherwise modify the Radnor Revenue Sharing Agreement or the GO Agreement (as defined in the Independent Contractor Agreement) without Hollo’s prior written consent.

B.           Hollo is attorney-in-fact and a beneficiary of Black-II, and he is the Chairman, CEO and a stockholder of the Fund.

Operative Terms

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Payments to the Fund and Grant of Warrant to Black-II.  In consideration of the agreements, terminations, releases and waivers provided by Hollo, the Fund and Black-II hereunder, the Company hereby agrees that (a) it hereby issues to Black-II a warrant to purchase ten million (10,000,000) shares of the Company’s common stock for a purchase price of $0.24 per share for the period beginning on the date hereof and ending on October 18, 2015 pursuant to the terms and conditions of the Warrant attached hereto as Exhibit A (the “Warrant Agreement”); and (b) subject to the Company raising at least $5,000,000 of gross proceeds (including the conversion of outstanding indebtedness) from the sale of equity securities or debt financing in one or more related closings on and after the date hereof (a “Qualified Financing”), the Company shall pay Black-II $250,000 in four equal monthly installments of $62,500, such payments to be made as follows, (x) the first payment shall be made on the closing date on which the gross proceeds of the Qualified Financing exceed $5,000,000 (including the conversion of outstanding indebtedness) or, if not reasonably possible to make the payment on such closing date, the first business day following such closing, and (y) the three remaining payments to be made on the thirtieth (30th), sixtieth (60th) and ninetieth (90th) days following such closing date (provided, however, that if any such date is not a business day, then payment shall be made on the first business day following such date).  The foregoing payments shall be made by wire transfer of immediately available funds to an account specified in writing by Black-II.

2.           Termination of the Financial Advisory Agreement.  The Financial Advisory Agreement is hereby terminated in all respects and shall be null and void and of no further force or effect, and no provision thereof shall survive this termination.

3.           Consents.  Hollo hereby consents in all respects to (a) the termination of the Revenue Sharing Agreement by the Company and Radnor; and (b) the amendment, modification or termination of the GO Agreement (including, without limitation, to eliminate any amounts payable thereunder to Radnor).  Additionally, Hollo hereby waives, relinquishes and releases Radnor from any and all claims, causes of action and other rights with respect to any revenue sharing payments to be made pursuant to the Revenue Sharing Agreement as amended by the Agreement.  Radnor is an intended third-party beneficiary of the provisions of this Section 3.

4.           Resignation and Termination of Advisory Role.  Hollo hereby resigns from his position as a non-voting advisor to the Company’s Board of Directors and agrees that any rights he may have to be designated as a non-voting advisor, to otherwise serve in that role or to receive any remuneration or consideration in respect thereof (including any right he may have to receive the same compensation paid to all or any other members of the Company’s Board of Directors) are hereby terminated, waived, relinquished and released.

5.           Amendment and Restatement of Stock Option.  Simultaneously herewith, the Company and Hollo are amending and restating the Stock Option Agreement, dated August 28, 2009, by and among Hollo and the Company (the “Terminated Option”) by executed and delivering the Amended and Restated Option Agreement attached hereto as Exhibit B (the “Amended and Restated Option”).

6.           Release by the Hollo Parties.  Hollo, the Fund and Black-II for himself or itself and each of their respective heirs, successors, affiliates, managers, members, officers, directors, trustees, beneficiaries and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges the Company, Bonds.com Holdings, Inc., Bonds.com Inc., each of their respective parents, subsidiaries and affiliates, and each of their and their respective parents’, subsidiaries’ and affiliates’ directors, officers, agents, attorneys, present and former employees, partners, investors, shareholders, insurers, predecessors, successors, assigns, and representatives, from any and all actual or potential, direct, indirect or derivative claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date the undersigned executes this Agreement (collectively, the “Released Claims”); provided that this release shall not release any covenants or obligations contained in (a) this Agreement or the Warrant Agreement, (b) Black-II’s Ordinary Purchase Rights, Special Purchase Rights or Additional Purchase Rights, (c) the Amended and Restated Option, or (d) any shares of Common Stock owned by any of the Hollo Parties.  Without limitation, the Released Claims include all claims arising out of, related to or connected with any law, rule or regulation of the State of Florida, the State of New York, the State of Delaware; any other law, rule or regulation of any other state; any local ordinance; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to any actual or quasi-contracts; common law claims, including but not limited to defamation, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, breach of express or implied contract, promissory estoppel; any claims for or to past or future unpaid amounts under the Financial Advisory Agreement, Revenue Sharing Agreement or GO Agreement or in his capacity as an advisor to the Company’s Board of Directors, incentive payments, expense reimbursements, and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

7.           Release by the Company.  The Company, for itself and each its successors, subsidiaries, affiliates and assigns, and anyone claiming by or through them (collectively, the “Company Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges the Hollo Parties and each of their respective heirs, successors, affiliates, managers, members, officers, directors, trustees, beneficiaries and assigns, from any and all actual or potential, direct, indirect or derivative claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Company Releasing Parties have ever had or now have from the beginning of time through the date the undersigned executes this Agreement (collectively, the “Company Released Claims”); provided that this release shall not release any covenants or obligations contained in (a) this Agreement or the Warrant Agreement, (b) Black-II’s Ordinary Purchase Rights, Special Purchase Rights or Additional Purchase Rights, or (c) the Amended and Restated Option.  Without limitation, the Company Released Claims include all claims arising out of, related to or connected with any law, rule or regulation of the State of Florida, the State of New York, the State of Delaware; any other law, rule or regulation of any other state; any local ordinance; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to any actual or quasi-contracts; common law claims, including but not limited to defamation, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, breach of express or implied contract, promissory estoppel; any claims for or to past or future unpaid amounts and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

8.           Representations and Warranties by the Hollo Parties.  Each of the Hollo Parties jointly and severally represent and warrant to the Company that they have not assigned, sold or transferred to any person or entity any Released Claims or any rights with respect thereto.  The Hollo Parties jointly and severally represent and warrant to the Company that this Agreement constitutes a valid, binding and enforceable obligation of each of them.

9.           Representations and Warranties by the Company.  The Company represents and warrants to the Hollo Parties that this Agreement constitutes a valid, binding and enforceable obligation of the Company.

10.         Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.         Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

12.         Entire Agreement; Amendments.  This Agreement, the Warrant Agreement and the Amended and Restated Option supersede all other prior oral or written agreements between the Company, Hollo, the Fund and/or Black-II with respect to the matters discussed herein, and this Agreement, the Warrant Agreement and the Amended and Restated Option contain the entire understanding of the parties with respect to the matters covered herein and therein.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company, Hollo, the Fund and Black-II.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

13.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

14.         No Strict Construction; Definition of Business Day.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  As used herein, the term “business day” shall mean any day other than (a) a Saturday or Sunday and (b) any day on which banks are required or permitted to be closed in New York, New York.

15.         Counterparts.  This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Termination and Release is executed as of the date first set forth above.

BONDS.COM GROUP, INC.

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	CEO

/s/ Mark G. Hollo
MARK G. HOLLO

THE FUND LLC

By:	/s/ Mark G. Hollo
Name:	Mark G. Hollo
Title:	Chairman and CEO

BLACK-II TRUST

By:	/s/ Mark G. Hollo
Name:	Mark G. Hollo
Title:	Attorney-in-Fact

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